Exhibit 4.(a).77

Unofficial translation

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 61

By virtue of my authority under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and all my other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 55.4(a1)(3)

1.	At the end of article 55.4(a1)(3) instead of "from the date of the request" shall come "from the date of receipt of the request".

Amendment of Article 55.4(a1)(6)

2.	After the first sentence that begins with "a subscriber who is not" and ends with "from the said date"; will come:

"A subscriber who is not a new subscriber, who relays his response to the licensee with respect to the form, shall be blocked or open for the receipt of the services in accordance with his request in the form, within one working day after receipt of the request".

Commencement

3.	The commencement of this amendment in on the date of its signature.

(19 September 2011)

(sgd)
Haim Giron Senior Deputy Engineering& Licensing	Eden Bar Tal Director General